SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 3, 2013

Date of Report

(Date of Earliest Event Reported)

WOODGATE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54834	46-1874004
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2500 Tanglewilde

Suite 260

Houston, Texas 77063

(Address of Principal Executive Offices)

713-978-6551

(Registrant’s Telephone Number)

ITEM 4.01	Changes in Registrant's Certifying Accountant

After the change in control of Woodgate Energy Corporation (formerly Woodgate Acquisition Corporation) to new management on May 16, 2013, the Board of Directors determined not to continue with the Registrant's accountants and to engage a different accounting firm with whom they were familiar. On July 8, 2013 the former accountants were dismissed.

The prior accountant's audited report on the financial statements for the period July 23, 2012 (inception) through December 31, 2012, contains a note as to the Company's ability to continue as a going concern. The note indicated that the Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date of the report, and /or obtain additional financing from its stockholders and/or other third parties.

The unaudited financial statements as of and for the three month period ended March 31, 2013 contains a note as to the Company's ability to continue as a going concern. The note indicated that the Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date to the date of the report, and /or obtain additional financing from its stockholders and/or other third parties.

In connection with the audits of the Company's financial statements for the period from July 23, 2012 (inception) to December 31, 2012 and the reviewed subsequent interim financial statements through March 31, 2013, there were no disagreements with the former accountants, Anton & Chia, LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

On June 5, 2013 (the "Engagement Date"), the Company engaged Clay Thomas P.C., ("Clay Thomas") as its independent registered public accounting firm. The decision to engage Clay Thomas as the Company's independent registered public accounting firm was approved by the Company's Board of Directors.

The Address of Clay Thomas P. C. is:

Clay Thomas P.C.

P. O. Box 311195

Houston, TX 77231-1195

During the period July 23, 2012 (inception) and through June 5, 2013 (the date Clay Thomas was appointed), the Company, nor any one on its behalf, did not consult with Clay Thomas in regard to the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Financial Statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

ITEM 9.01	EXHIBITS

16.1	Letter from former certifying public accountant

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

WOODGATE ENERGY CORPORATION

Date: October 21, 2013	/s/	Fuad Al-Humound
President